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                                                                     EXHIBIT 2.3





                       AGREEMENT AND PLAN OF DISTRIBUTION


                                  BY AND AMONG



                         GULFMARK INTERNATIONAL, INC.,

                        NEW GULFMARK INTERNATIONAL, INC.

                                      AND

                             ENERGY VENTURES, INC.




                                DECEMBER 5, 1996
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                       AGREEMENT AND PLAN OF DISTRIBUTION


         THIS AGREEMENT AND PLAN OF DISTRIBUTION (this "Agreement") is dated as of December 5, 1996, by and among GULFMARK INTERNATIONAL, INC., a Delaware corporation ("GulfMark"), NEW GULFMARK INTERNATIONAL, INC., a Delaware corporation ("Spinco") and ENERGY VENTURES, INC. ("EVI"), a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, Spinco is a wholly owned subsidiary of GulfMark; and

         WHEREAS, GulfMark owns certain Assets used in the operation of the Business and owns the Subsidiaries' Stock, all as hereinafter defined; and

         WHEREAS, pursuant to this Agreement the Assets and the Subsidiaries' Stock will be contributed by GulfMark to Spinco, in consideration for the issuance by Spinco to GulfMark of additional shares of Spinco common stock, and the assumption by Spinco of the Assumed Liabilities (as hereinafter defined) (the transactions described in this paragraph are referred to collectively herein as the "Contribution"); and

         WHEREAS, after the transfer of the Assets and the Subsidiaries' Stock to Spinco, and the assumption of the Assumed Liabilities by Spinco, GulfMark will distribute to its stockholders all of the outstanding stock of Spinco (the "Distribution") as further defined in Article III hereof; and

         WHEREAS, immediately following the Distribution, and as a condition to the Distribution, GulfMark will merge with GulfMark Acquisition Co., a Delaware corporation and wholly owned subsidiary of EVI (the "Merger"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") and the Contribution and Distribution will qualify as transactions pursuant to Sections 368(a)(1)(D) and 355 of the Code;

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:





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         1.1     "Additional Shares" shall mean that number of shares of Spinco common stock as shall be equal to two times the number of shares of GulfMark common stock outstanding on the Record Date for the Distribution.

         1.2 "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         1.3     "Agreement" has the meaning specified in the preamble.

         1.4 "Assets" means, collectively, all the property, assets and rights, tangible and intangible, (other than the Excluded Assets) of GulfMark or Ercon which are used directly or indirectly, in the Business and are acquired by Spinco pursuant to this Agreement, which include the following:

                 (a) all cash on hand or in the banks on the Contribution Date, except such amounts as are required to remain in GulfMark pursuant to the Net Working Capital requirements Sections 2.2(o) and
         3.2 of the Merger Agreement;

                 (b) all accounts receivable and notes receivable of GulfMark, excluding those relating to Ercon, existing on the Contribution Date;

                 (c) the Vessel SEARUNNER, together with her respective machinery and equipment engines, machinery, mooring systems and equipment, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers and computer equipment, computer software, fittings and equipment, tools, pumps and pumping equipment, spare components and parts, bunkers and lubricating oils, racking, supporting inventory and stores, and all other appurtenances thereto appertaining or belonging, excluding, however, equipment and stores owned by third-party suppliers (the "Vessel");

                 (d) all machinery and equipment, engines, mooring systems, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers, computer equipment and computer software, fittings and equipment, tools, pumps and pumping equipment, spare components and parts, supporting inventory and stores, wherever located that are owned by GulfMark and are used or maintained in connection with the Business (collectively, "Inventory and Equipment");

                 (e) the following tangible and intangible assets used or held for use in connection with the Business, to the extent assignable by law:

                          (i) all Transferred Intellectual Property (as hereinafter defined) owned by GulfMark relating to, or used in connection with the operation of, the Business, and all rights to recover for infringement thereon;





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                          (ii)    the certificates, licenses, permits,
                 consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the operation of the Business ("Permits");

                          (iii) the benefit and burden, after the date hereof, of all right, title and interest of GulfMark (excluding the Ercon) under contracts or other charters or arrangements, and any amendments thereto relating to the Business and existing on or before the Contribution Date (the "Contracts"); and

                          (iv) all records to be delivered to Spinco pursuant to Section 2.6;

                 (f) the corporate office assets identified on Schedule 1.4(f) attached hereto;

                 (g) the Louisiana assets, other than Inventory and Equipment, identified on Schedule 1.4(g) attached hereto; and

                 (h) all other miscellaneous assets owned and used by GulfMark or Ercon in the operation of the Business.

         1.5 "Assumed Liabilities" shall mean any and all Liabilities and Environmental Liabilities that are not Retained Liabilities and to which GulfMark or any of the Assets may now or at any time in the future become subject (whether directly or indirectly, including by reason of GulfMark or any GulfMark Company owning, controlling or operating any business or assets of any Person (including any current or past Affiliate)), resulting from, arising out of or relating to (i) any GulfMark Company, (ii) any GulfMark Taxes for periods ending on or before the Effective Date, (iii) any obligation, matter, fact, circumstance or action or omission by any Person in any way relating to or arising from the business, operations or assets of GulfMark that existed on or prior to the Effective Date, (iv) any product or service provided by GulfMark or any GulfMark Company prior to the Effective Date, (v) the Merger, the Contribution, the Distribution or any of the other transactions contemplated hereby, (vi) previously conducted operations of GulfMark or any GulfMark Company or (vii) the Assets. The term "Assumed Liabilities" shall also include, without limitation, the following:

                 (a) Any and all Liabilities and Environmental Liabilities resulting from, arising out of or relating to (i) the assets, activities, operations, current or former facilities, actions or omissions of GulfMark or any of its respective officers, directors, employees, independent contractors or agents, occurring on or before the Effective Date, (ii) the assets, activities, operations, current or former facilities, actions or omissions of any GulfMark Company or any of its respective officers, directors, employees, independent contractors or agents, (iii) any product liability claim, recall, replacement, returns or customer allowances of or relating to GulfMark or any GulfMark Company (excluding those obligations with respect to those contracts and permits retained by GulfMark in the Retained Liabilities) or (iv) any contract or permit of GulfMark or any GulfMark Company (excluding those retained by GulfMark in the Retained Liabilities





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         but, regardless of whether the contract or permit is assigned, conveyed or leased hereunder or under any other agreement contemplated hereby);

                 (b) Any and all accounts and notes payable of GulfMark or any GulfMark Company, excluding, however, the accounts payable which have been accounted for in the calculation of the required Net Working Capital set forth in the Merger Agreement;

                 (c) Any and all Liabilities relating to the GulfMark 401(k) Plan and the GulfMark Employee Benefit Plans except that once GulfMark's 401(k) Plan is merged into an EVI plan qualified under Sections 401(a) and 501(a) of the Code, Spinco shall not be responsible for Liabilities relating to the GulfMark 401(k) Plan occurring after the merging of such plans;

                 (d) Any and all Liabilities and Environmental Liabilities to, on behalf of, or which arise from or relate to (i) active employees, or retired and inactive employees, of GulfMark or any GulfMark Company for claims occurring on or before the Effective Date and (ii) active employees, or retired and inactive employees, of any GulfMark Company after the Effective Date, including, without limitation, (1) liability for any salaries, wages, tax equalization payments, vacation pay, sick leave, personal leave, severance pay, wrongful dismissal or discrimination claims; (2) liability for or under any employee benefit plan, policy or arrangement not covered by subsection (c) above including, without limitation, retirement, pension, medical, dental, profit sharing, unemployment, supplemental unemployment or disability plan policy or arrangement; (3) liability for any payroll taxes, social security or similar taxes or withholding; (4) liability arising from claims or litigation and (5) liability arising from any injury, death, loss, disability, occupational disease or claims under any workers' compensation laws;

                 (e) Any and all Liabilities and Environmental Liabilities resulting from, arising out of, relating to or occurring on the Properties, including those Properties listed on Schedule 1.5(e) hereto, the operations on any of the foregoing, and any off-site Environmental Liabilities related to any of the foregoing, including, without limitation, those under any indemnification agreement or obligation of GulfMark or any GulfMark Company and any documents related thereto; provided, however, that Liabilities and Environmental Liabilities resulting from, arising out of, relating to or occurring on the Post-Effective Date Properties after the Effective Date shall not be Assumed Liabilities but shall be Retained Liabilities hereunder (Schedule 1.5(e) shall list all Properties;

                 (f) Any and all Liabilities of Ercon with respect to any projects or transactions performed or engaged in by it prior to the Effective Date, excluding those Liabilities which are Retained Liabilities;

                 (g) Any and all litigation and claims Liabilities of GulfMark or any GulfMark Company existing as of the Effective Date, excluding those Liabilities which are Retained Liabilities;





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                 (h)      Any and all Liabilities for GulfMark Taxes, arising
         out of, or related to, GulfMark for taxable periods on or before the Effective Date, but excluding those Liabilities which are Retained Liabilities;

                 (i) Any and all liability for GulfMark Taxes, arising out of or related to any GulfMark Company whether for taxable periods ending before or after the Effective Date;

                 (j) Any misrepresentation or incorrect representation or warranty of GulfMark under the Merger Agreement without regard to any materiality or knowledge qualification; and

                 (k) Any and all legal, accounting, consulting and expert fees and expenses incurred in investigating, preparing, defending, settling or discharging any claim or action arising under, out of or in connection with any of the Assumed Liabilities or Assets other than those associated with EVI's counsel's evaluation of the Contribution hereunder, the Merger or the Distribution.

         1.6 "Business" means all businesses engaged in by any GulfMark Company, other than Ercon or the business of owning the EVI Common Stock and the Common Stock of American Independent Oil Company, as conducted on or before the Distribution Date.

         1.7 "Business Day" means a day on which national banks are generally open for the transaction of business in Houston, Texas.

         1.8 "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

         1.9 "Circumstance" has the meaning specified in Section 6.2 hereof.

         1.10    "Consent Required Contract" has the meaning specified in
Section 2.5 hereof.

         1.11 "Contracts" has the meaning specified in paragraph (e)(iii) of the definition of Assets set forth in Section 1.4 hereof.

         1.12 "Contribution" shall have the meaning specified in the third "WHEREAS" clause hereof.

         1.13 "Distribution" means the distribution by GulfMark to its stockholders of all of the outstanding shares of Spinco and all transactions occurring immediately prior to the distribution in connection therewith, including the transfer of Assets to Spinco, the transfer of the Subsidiaries' Stock to Spinco and the assumption of the Assumed Liabilities relating thereto.

         1.14 "Distribution Date" shall mean the time and date as of which the Distribution is effective.





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         1.15    "Contribution Date" shall mean the time and date immediately prior to the Distribution Date as of which the Contribution is effective.

         1.16 "Effective Date" shall mean the time and date the Merger is made effective.

         1.17 "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials.

         1.18 "Environmental Law" or "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Law" or "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Law" or "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq., CERCLA and any state, county or local regulations similar thereto.

         1.19 "Environmental Liabilities" means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental
Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a governmental entity or other person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

         1.20 "Ercon" means the wholly owned subsidiary of GulfMark, Ercon Development Corporation, and upon its merger into GulfMark, the Ercon division of GulfMark.

         1.21 "EVI" shall mean Energy Ventures, Inc., a Delaware corporation.





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         1.22    "EVI Indemnified Parties" shall have the meaning set forth in
Section 6.1(a) hereof.

         1.23 "Excluded Assets" means (i) any and all property, assets, claims and rights, tangible and intangible of Ercon, (ii) the EVI Common Stock owned by GulfMark, (iii) 200 shares of common stock of American Independent Oil Company and (iv) the original tax, accounting and other corporate records of GulfMark.

         1.24 "GMdB" shall mean Gulf Marine do Brazil, a Brazilian corporation.

         1.25    "GNSL" shall mean GulfMark North Sea, Ltd., a U.K.
corporation.

         1.26 "GOMI" shall mean Gulf Offshore Marine International, Inc., a Panamanian corporation.

         1.27 "GulfMark", for purposes of the assumption and indemnification provisions of this Agreement, includes GulfMark International, Inc. and Ercon Development Corporation and any and all predecessors thereto, whether by merger, purchase or other acquisition of assets or otherwise, and any and all predecessors to such entities.

         1.28 "GulfMark 401(k) Plan" shall mean the GulfMark International, Inc. 401(k) Plan.

         1.29 "GulfMark Common Stock" means shares of common stock, $1.00 par value per share, of GulfMark.

         1.30 "GulfMark Company" means any corporation, partnership, limited liability company, association or other entity, excluding GulfMark and Ercon, of which GulfMark or any GulfMark Company now or at any time in the past owned, directly or indirectly, an ownership interest in (whether or not such ownership interest constituted control of the entity and whether or not such interest represented a passive or active investment), including, without limitation, those companies and entities described on Schedule 1.30 hereto.

         1.31 "GulfMark Employee Benefit Plans" shall have the meaning specified in Section 4.3 hereof.

         1.32 "GulfMark Taxes" means any and all taxes to which GulfMark or any GulfMark Company may be obligated relating to or arising from (i) the current or past operations or assets of GulfMark or any GulfMark Company through the Effective Date, (ii) the Contribution and the Distribution, (iii) the Merger, (iv) any tax return filed by any current or past member of GulfMark's consolidated group, (v) any Tax for which GulfMark may be alleged to be liable by reason of being affiliated with any other Person for all periods prior to the Effective Date, (vi) property taxes with respect to the assets of GulfMark or any GulfMark Company for all periods prior to the Effective Date (with property taxes for the assets of GulfMark after the Distribution being prorated) and (vii) any transfer taxes or value added in connection with the transactions contemplated by the Contribution, Distribution and the Merger.





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         1.33    "Inventory and Equipment" has the meaning specified in
paragraph (d) of the definition of Assets.

         1.34 "Liability" means any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, or fixed or contingent.

         1.35 "Merger" means the merger of GulfMark Acquisition Co. with and into GulfMark as contemplated by the Merger Agreement.

         1.36 "Merger Agreement" means the Agreement and Plan of Merger dated December 5, 1996, by and among EVI, GulfMark, GulfMark Acquisition Co. and New GulfMark International, Inc.

         1.37 "Permits" has the meaning specified in paragraph (e)(ii) of the definition of Assets.

         1.38 "Person" means an individual, corporation, limited liability company, partnership, governmental authority or any other entity.

         1.39 "Post-Effective Date Properties" shall mean only the Properties owned, leased or operated by GulfMark or Ercon after the Effective Date.

         1.40 "Properties" means the properties currently or previously owned or operated by GulfMark or any GulfMark Company.

         1.41 "Record Date" shall have the meaning specified in Section 3.3 hereof.

         1.42 "Retained Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, inventions, computer software (including documentation and object and source codes) and similar rights used in Ercon, including without limitation, all right, title and interest of GulfMark in and to the name "Ercon" and any derivative thereof, including without limitation, "Ercon Development Corporation" and all registrations, applications, licenses and rights with respect to any of the foregoing.

         1.43 "Retained Liabilities" shall mean and be limited solely to (i) those accounts payable relating to the business of Ercon that are reflected on the Effective Date balance sheet of GulfMark (ii) those accounts payable reflected on the Effective Date balance sheet of GulfMark and agreed to by EVI prior to the Effective Date and (iii) the obligations of GulfMark and Ercon that arise after the Effective Date (other than obligations relating to matters existing or occurring on or prior to the Effective Date and indemnification, warranty and product liability, wrongful death or property claims associated with actions or omissions prior to the Effective Date or any business conducted prior to the Effective Date) including those obligations set forth under the express terms of the contracts of GulfMark listed on Schedule 1.43 and any





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new contracts of GulfMark that are added to such Schedule prior to the
Effective Date subject to the limitations on new contracts set forth in Article III of the Merger Agreement.

         1.44    "Service of Process" shall have the meaning specified in
Section 6.1 hereof.

         1.45    "Spinco" shall have the meaning specified in the preamble.

         1.46    "Spinco 401(k) Plan" shall have the meaning specified in
Section 4.2 hereof.

         1.47 "Spinco Common Stock" means shares of common stock, $1.00 par value per share, of Spinco.

         1.48 "Spinco Employee Benefit Plans" shall have the meaning specified in Section 4.3 hereof.

         1.49 "Stock Option Plans" means the following stock option plans maintained by GulfMark:

                 (a) 1993 Amended and Restated Non-Employee Director Stock Option Plan;

                 (b)      the 1987 Stock Option Plan, as amended, and

                 (c)      the 1988 Non-Employee Director Option Plan.

         1.50 "Subsidiaries" shall mean Gulf Offshore Marine International, Inc., a Panamanian corporation; GulfMark North Sea, Ltd., a U.K. corporation; and a ninety percent (90%) interest in Gulf Marine do Brazil, a Brazilian corporation.

         1.51 "Subsidiaries' Stock" shall mean all of the issued and outstanding capital stock of GOMI and GNSL and a ninety percent (90%) interest in the capital stock of GMdB.

         1.52 "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

         1.53 "Transfer Agent" shall mean American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York.

         1.54 "Transferred Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, inventions,





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computer software (including documentation and object and source codes) and similar rights used in the Business, including without limitation, all right, title and interest of the GulfMark Company in and to the name "GulfMark" and any derivative thereof, including without limitation, "GulfMark International, Inc." and all registrations, applications, licenses and rights with respect to any of the foregoing.

         1.55 "Vessel" has the meaning specified in paragraph (c) of the definition of Assets.

         1.56 "Waste Materials" means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

                                   ARTICLE II

                    CONTRIBUTION AND ASSUMPTION TRANSACTIONS

         2.1     Contribution of Assets and Subsidiaries' Stock.

                 (a) Effective as of the Contribution Date, GulfMark hereby contributes, assigns, transfers, conveys and delivers to Spinco and Spinco hereby acquires and accepts, as hereinafter provided, all of GulfMark's right, title and interest in and to the Assets and the Subsidiaries' Stock. Notwithstanding the foregoing, GulfMark hereby retains all of GulfMark's right, title and interest in and to the Excluded Assets.

                 (b) GULFMARK MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE OR INTANGIBLE), INCLUDING, BUT NOT LIMITED TO, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITIONS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF SPINCO AND GULFMARK THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SPINCO WILL OBTAIN THE ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, ON AN "AS IS AND WHERE IS, WITH ALL FAULTS" BASIS.

         2.2 Assumption. Effective as of the Contribution Date, as an inducement to EVI to merge with GulfMark, Spinco hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities. Notwithstanding the foregoing, GulfMark hereby retains and Spinco will have no liability with respect to the Retained Liabilities.





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         2.3     Consideration.  The aggregate consideration for the
transactions provided for herein shall consist of (a) the issuance to GulfMark of the Additional Shares and (b) the assumption by Spinco of the Assumed Liabilities.

         2.4 ABSOLUTE ASSUMPTION. IT IS THE INTENT OF THE PARTIES THAT THE LIABILITIES AND ENVIRONMENTAL LIABILITIES ASSUMED BY SPINCO UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE CAUSE THEREOF OR THE NEGLIGENCE OF ANY PERSON, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER SUCH LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISING AS AN OBLIGATION OF CONTRIBUTION. SPINCO HEREBY WAIVES AND RELEASES FOR ITSELF AND ON BEHALF OF SPINCO'S AFFILIATES ANY CLAIMS, DEFENSES OR CLAIMS FOR CONTRIBUTION THAT IT HAS OR MAY HAVE AGAINST GULFMARK, EVI OR ANY OF THEIR RESPECTIVE AFFILIATES WITH RESPECT TO THE ASSUMED LIABILITIES.

         2.5 Limitation on Assignments. Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Spinco of any Contract, Permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any governmental entity unless and until such consent shall have been obtained. In the case of any such Contract, Permit, license or other right that cannot be effectively transferred to Spinco without such consent (a "Consent Required Contract"), GulfMark agrees that it will attempt to enter into a reasonable arrangement designed to provide Spinco with the benefit of GulfMark's rights under such Consent Required Contract, including enforcement of any and all rights of GulfMark against any other party as Spinco may reasonably request, all such actions to be at Spinco's sole cost and expense.

         2.6 Delivery of Records. Spinco shall be entitled to all books, records, papers and instruments of GulfMark of whatever nature that relate to the Assets, the Subsidiaries or the operation of the Business, including, without limitation, all financial and accounting records, on the Closing Date, and all books and records relating to employees, the purchase of materials, supplies and services, research and development, engineering drawings, designs, schematics, blueprints, instruction manuals, flowsheets, models, maintenance schedules and similar technical records, and dealings with customers, vendors and suppliers of the Business, and including computerized books and records and other computerized storage media and the software (including documentation and object and source codes) used in connection therewith; provided that GulfMark shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and auditing records, and GulfMark shall be entitled to retain copies at its expense of any such other books and records that are necessary for its tax, accounting or legal purposes.

                                  ARTICLE III

             RECAPITALIZATION OF SPINCO; MECHANICS OF DISTRIBUTION

         3.1 Spinco Capitalization. The current equity capitalization of Spinco consists of one issued and outstanding share of Spinco Common Stock (the "Existing Spinco Common Stock"), all of which is outstanding and owned beneficially and of record by the Company.

         3.2 Recapitalization of Spinco. Immediately prior to the Distribution Date, the GulfMark shall cause Spinco to exchange the Existing Spinco Common Stock owned by GulfMark for the Additional Shares.

         3.3 Mechanics of Distribution. The Distribution shall be effected by the distribution to each holder of record of GulfMark Common Stock, as of the record date designated for the Distribution by or pursuant to the authorization of the Board of Directors of GulfMark (the "Record Date"), of certificates representing two shares of Spinco Common Stock for each share of GulfMark Common Stock held by such holder.

         3.4 Timing of Distribution. The Board of Directors of the GulfMark shall formally declare the Distribution and shall authorize GulfMark to pay it immediately prior to the Effective Date, subject to the satisfaction or waiver of the conditions set forth in Article VIII, by delivery of certificates for Spinco Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by GulfMark to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of Spinco Common Stock.

                                   ARTICLE IV

                             EMPLOYEE BENEFIT PLANS

         4.1 Employee Benefits Generally. All obligations of the Spinco under this Article IV with respect to employee benefit plans, arrangements or policies for the benefit of employees and former employees (and their beneficiaries) of GulfMark and the GulfMark Companies in place immediately prior to the Contribution Date shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

         4.2 As soon as administratively possible after the Distribution Date, Spinco shall establish a defined contribution plan (the "Spinco 401(k) Plan") which shall be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and effective as of the Distribution Date. As soon as administratively feasible following the Distribution Date, and in accordance with the terms of the GulfMark 401(k) Plan, GulfMark shall cause the account balance attributable to each individual who will cease to be an employee of GulfMark following the Distribution Date to be distributed directly to such individual, or upon the request of any such individual, transferred to another qualified rollover investment (including the Spinco 401(k) Plan if such individual is eligible to participate therein) specified in such request to the extent that such transfer or distribution is permitted by law. Each individual who becomes an employee of Spinco on the Distribution Date shall, for eligibility and vesting purposes under the Spinco 401(k) Plan, be credited with the same service with which he or she is credited for such purposes under the GulfMark 401(k) Plan immediately prior to the Distribution Date.

         4.3 Employee Health, Life and Disability Insurance Plans. Effective as of the Distribution Date, Spinco shall establish such employee health, life and disability insurance plans and other employee welfare or fringe benefit arrangements (collectively the "Spinco Employee

Benefit Plans") which are comparable in the aggregate to the health, life and disability insurance plans and other employee welfare or fringe benefit arrangements which had been maintained by GulfMark for its employees and the employees of its Subsidiaries prior to the Distribution Date (collectively the "GulfMark Employee Benefit Plans"). Service by any employee with GulfMark or its Subsidiaries prior to the Distribution Date shall be counted for purposes of determining any period of eligibility to participate in, or to vest in benefits (including vacation rights) provided under, the Spinco Employee Benefit Plans, and any amounts previously expended by any such employees of GulfMark or its Subsidiaries prior to the Distribution Date for purposes of satisfying such plan year's deductible, co-payment limitations maximum out-of-pocket provisions and applicable annual and/or life-time maximum benefit limitations shall be credited for purposes of satisfying such plan year's deductible, co-payment limitations under the Spinco Employee Benefit Plans and any coverage waiting period for pre-existing conditions for such employees shall be waived under the Spinco Employee Benefit Plans.

                                   ARTICLE V

                          GULFMARK STOCK OPTION PLANS

         5.1 As of the Distribution Date, Spinco shall assume the GulfMark Stock Option Plans, and pursuant to the equitable adjustment provisions of the applicable Stock Option Plan, each outstanding stock option previously granted pursuant to any of GulfMark's Stock Option Plans to an employee, officer or director of GulfMark who will, following the Distribution, become an employee, officer or director of Spinco, will be converted into and represent an option to acquire shares of Spinco Common Stock.

         5.2 The number of shares of Spinco Common Stock subject to, and the exercise price of, each such Spinco option will be adjusted in accordance with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to reflect the Distribution as set forth in Section 5.3 so that (i) the aggregate intrinsic value (difference between market value per share and exercise price) of each option immediately after the Distribution is not greater than the aggregate intrinsic value of such option immediately before the Distribution, and (ii) the ratio of the exercise price per option to the market value per share is not reduced. The vesting provisions and option period of the new Spinco options will remain unchanged from the GulfMark options so replaced.

         5.3 As of the Distribution Date, to effect the adjustment described in Section 5.2, (i) the number of shares of Spinco Common Stock covered by each new Spinco option shall be the number of shares covered by the GulfMark option being replaced thereby, multiplied by a fraction equal to the ratio of the pre-Distribution market price per share of GulfMark Common Stock to the post-Distribution market price per share of Spinco Common Stock, and
(ii) the exercise price per share of each new Spinco option shall be the exercise price per share of the GulfMark option being replaced thereby, multiplied by a fraction equal to the ratio of the post-Distribution market price per share of the Spinco Common Stock to the pre-Distribution market price per share of GulfMark Common Stock.

         5.4 For purposes of the foregoing adjustments, (i) the pre-Distribution market price per Share of GulfMark Common Stock shall be deemed to be the average of the arithmetic mean between the highest and lowest sales prices per share of GulfMark Common Stock as reported by the NASDAQ Stock Market on each of the ten trading days before the Distribution or such other market price as the Board of Directors of Spinco deems equitable, and (ii) the post- Distribution market price per share of Spinco Common Stock shall be deemed to be the average of the arithmetic mean between the highest and lowest sales prices per share of Spinco Common Stock as reported by the NASDAQ Stock Market on each of the ten trading days beginning on the eleventh trading day after the Distribution or such other market price as the Board of Directors of Spinco deems equitable.

         5.5 GulfMark and Spinco will cooperate and take all action necessary (including obtaining the consent of the holders of GulfMark options, if required) to amend (if necessary) the GulfMark Stock Option Plans or otherwise provide for adjustments of authorized shares and outstanding option awards under the GulfMark Stock Option Plans, and to effect Spinco's assumption of the GulfMark Stock Option Plans, in accordance with the provisions of this
Article V.

                                   ARTICLE VI

                                INDEMNIFICATION

         6.1     Indemnification Matters.

                 (a) Indemnification. Spinco hereby agrees to indemnify, defend and hold GulfMark, EVI and their respective officers, directors, employees, agents and assigns (collectively, the "EVI Indemnified Parties") harmless from and against any and all Liabilities or Environmental Liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that the EVI Indemnified Parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

                          (i) any breach of any covenant or agreement of Spinco contained in this Agreement or any other agreement contemplated hereby;

                          (ii) the acts or omissions of GulfMark or any GulfMark Company on or before the Effective Date;

                          (iii) the acts or omissions of any GulfMark Company, Spinco or any of Spinco's Affiliates or the conduct of any business by them on or after the Effective Date;

                          (iv)    the Assumed Liabilities;

                          (v) the Assets, regardless of any GulfMark Company's prior use of any such Asset;

                          (vi) the conveyance, assignment, sale, lease or making available of the Assets;

                          (vii) the conveyance, assignment, sale, merger or contribution of the stock or share capital or assets of Ercon Development Corporation to GulfMark;

                          (viii) any Taxes as a result of the Distribution, the Contribution or the Merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the transactions being subject to Tax;

                          (ix) any and all amounts for which GulfMark or EVI may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by GulfMark's or any GulfMark Company's Affiliates, or the employees of any of the foregoing, or claims by insurance carriers of GulfMark or any GulfMark Company for indemnity arising from or out of claims by or against GulfMark or any GulfMark Company for acts or omissions of GulfMark or any GulfMark Company, or related to any current or past business of GulfMark or any GulfMark Company or any product or service provided by GulfMark or any GulfMark Company in whole or part prior to the Effective Date;

                          (x) any COBRA Liability with respect to any employees of GulfMark or any GulfMark Company who become employees of Spinco after the Distribution;

                          (xi)    any settlements or judgments in any
                 litigation commenced by one or more insurance carriers against GulfMark or EVI on account of claims by Spinco or any GulfMark Company or employees of Spinco or any GulfMark Company;

                          (xii) any and all Liabilities incurred by GulfMark or EVI pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign, transfer or lease any interest in any asset or instrument, contract, lease, permit or benefit arising thereunder or resulting therefrom;

                          (xiii) any Liability relating to the failure to comply with any bulk sales or transfer laws in connection herewith or with any of the other agreements contemplated hereby;

                          (xiv) the on-site or off-site handling, storage, treatment or disposal of any Waste Materials generated by GulfMark or any GulfMark Company on or prior to the Effective Date or any GulfMark Company at any time;

                          (xv) any and all Environmental Conditions, known or unknown, existing on, at or underlying any of the Post-Effective Date Properties on or prior to the Effective Date;

                          (xvi) any and all Environmental Conditions, known or unknown, existing on, at or underlying any of the Properties other than the Post-Effective Date Properties;

                          (xvii) any acts or omissions of GulfMark or any GulfMark Company relating to the ownership or operation of the business of GulfMark or any GulfMark Company or the Properties on or prior to the Effective Date;

                          (xviii) any Liability relating to any claim or demand
                 by any stockholder of GulfMark or EVI with respect to the Merger, the Contribution, the Distribution or the transactions relating thereto; and

                          (xix) any Liability relating to the GulfMark 401(k) Plan and the other employee benefit or welfare plans of GulfMark or any GulfMark Company arising out of circumstances occurring on or prior to the Effective Date.

                 (b) Absolute Indemnity. NONE OF THE EVI INDEMNIFIED PARTIES WILL BE OBLIGATED TO INSTITUTE ANY LEGAL PROCEEDINGS IN CONNECTION WITH THE COLLECTION OR PURSUIT OF ANY INSURANCE IN ORDER TO EXERCISE AN INDEMNIFICATION REMEDY UNDER THIS ARTICLE VI. UNLESS OTHERWISE SPECIFICALLY EXPRESSED, THIS INDEMNITY OBLIGATION SHALL APPLY WITHOUT REGARD TO WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY WAS CAUSED BY THE ORDINARY OR GROSS NEGLIGENCE OF ANY OF THE EVI INDEMNIFIED PARTIES (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), OR WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISES AS AN OBLIGATION OF CONTRIBUTION OR INDEMNITY. SPINCO ACKNOWLEDGES THAT IT IS AWARE OF VARIOUS THEORIES KNOWN AS THE "EXPRESS NEGLIGENCE" DOCTRINE AND OTHER SIMILAR DOCTRINES AND THEORIES THAT MAY LIMIT INDEMNIFICATION AND AGREES AND STIPULATES THAT THE PROVISIONS OF THIS AGREEMENT REFLECT THE EXPRESS INTENT OF THE PARTIES THAT THE INDEMNIFICATION TO BE PROVIDED BY SPINCO APPLY NOTWITHSTANDING THE FACT THAT THE LIABILITY OR ENVIRONMENTAL LIABILITY (I) MAY NOT CURRENTLY BE KNOWN BY IT OR MANIFEST ITSELF IN ANY REGARD, (II) MAY ARISE UNDER A STATUTE

        OR THEORY THAT MAY NOT CURRENTLY EXIST OR BE KNOWN TO SPINCO, (III) MAY ARISE AS A RESULT OF A NEGLIGENT ACT OR OMISSION BY ANY OF THE EVI INDEMNIFIED PARTIES (WHETHER SUCH CONDUCT BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR (IV) MAY CONSTITUTE A VIOLATION OF ANY APPLICABLE CIVIL OR CRIMINAL LAW OR REGULATION.

        6.2 Notice of Circumstance. After receipt by EVI of notice, or EVI's actual discovery, of any action, proceeding, claim, demand or potential claim which could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to as a "Circumstance"), EVI shall give Spinco written notice describing the Circumstance in reasonable detail; provided, however, that no delay by EVI in notifying Spinco shall relieve Spinco from any Liability or Environmental Liability hereunder unless (and then solely to the extent) Spinco's position is actually adversely prejudiced. In the event Spinco notifies EVI within 15 days after such notice that Spinco is assuming the defense thereof, (i) Spinco will defend the EVI Indemnified Parties against the Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to EVI, (ii) the EVI Indemnified Parties may retain separate co-counsel at its or their sole cost and expense (except that Spinco will be responsible for the fees and expenses for the separate co-counsel to the extent EVI concludes reasonably that the counsel Spinco has selected has a conflict of interest), (iii) the EVI Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstances without the written consent of Spinco and (iv) Spinco will not consent to the entry of any judgment with respect to the Circumstances, or enter into any settlement which (x) requires any payments by or continuing obligations of an EVI Indemnified Party, (y) requires an EVI Indemnified Party to admit any facts or liability that could reasonably be expected to adversely affect an EVI Indemnified Party in any other matter or (z) does not include a provision whereby the plaintiff or claimant in the matter releases the EVI Indemnified Parties from all Liability with respect thereto, without the written consent of EVI. In the event Spinco does not notify EVI within 15 days after EVI has given notice of the Circumstance that Spinco is assuming the defense thereof, the EVI Indemnified Parties may defend against, or enter into any settlement with respect to, the Circumstance in any manner the EVI Indemnified Parties reasonably may deem appropriate, at Spinco's sole cost. The foregoing provisions shall not apply to the provisions of Section 5.7 of the Merger Agreement.

        6.3 Insurance. Spinco shall not be obligated to indemnify the EVI Indemnified Parties for amounts which shall have been covered and paid by insurance of the EVI Indemnified Parties, provided, however, insurance shall not include deductibles or self-insured retentions.

        6.4 Scope of Indemnification. INDEMNIFICATION UNDER THIS ARTICLE VI SHALL BE IN ADDITION TO ANY REMEDIES THE GULFMARK, EVI OR ANY EVI INDEMNIFIED PARTY MAY HAVE AT LAW OR EQUITY. THERE SHALL BE NO TIME LIMIT AS TO SPINCO'S INDEMNIFICATION OBLIGATIONS HEREUNDER.

        6.5 Indemnity for Certain Environmental Liabilities. It is the intention of the parties that the indemnity provided herein with respect to Environmental Liabilities under CERCLA and corresponding provisions of state law is an agreement expressly not barred by 42 U.S.C. Section 9607(e)(i) and corresponding provisions of state law.

                                  ARTICLE VII

                         ADDITIONAL COVENANTS OF SPINCO

        7.1 Employment. Spinco shall offer employment or continued employment from the Contribution Date to all employees of GulfMark, except those employed by Ercon, on terms that are substantially the same as the terms on which they were employed by GulfMark immediately prior to the Contribution Date; provided, however, that nothing contained in this Section 7.1 is intended to confer upon any employee who so continues to be employed or who accepts such an offer of employment by Spinco ("Spinco Group Continuing Employees") any right to continued employment after the Contribution Date. GulfMark hereby consents to Spinco making such offers. Spinco shall recognize the service with GulfMark through the Contribution Date of each Spinco Group Continuing Employee and shall credit on the Contribution Date, such service with Spinco (i) for all plan purposes under any employee benefit plan, arrangement or policy of the Spinco Group in effect as of the Contribution Date in which they are then participating and (ii) for eligibility and vesting purposes only under any employee benefit plan, arrangement or policy for which they become eligible on or following the Contribution Date.

        7.2 Spinco Covenants. To assure the performance of the obligations of Spinco under this Agreement, Spinco hereby covenants and agrees that it will not, and will cause its Subsidiaries to not, merge, convert into another entity, engage in a share exchange for a majority of its shares, liquidate or transfer, assign or otherwise convey or allocate, directly or indirectly, in one or more transactions, whether or not related, a majority of Spinco's assets (determined in good faith by a board resolution prior to the transaction on a fair value and consolidated basis) to any Person unless the acquiring Person expressly assumes the obligations of Spinco hereunder, (ii) executes and delivers to GulfMark and EVI an agreement agreeing to be bound by each and every provision of this Agreement as if it were Spinco and (iii) has a net worth on a pro forma basis after giving effect to the acquisition or business combination equal to or greater than that of Spinco (on a consolidated basis).

        7.3 Tax Allocation Agreement. Prior to the Distribution, GulfMark, Spinco and EVI shall enter into a Tax Allocation Agreement acceptable in all respects to EVI and Spinco, which will set forth each party's rights and obligations with respect to payments and refunds, if any, of Taxes for periods before and after the Effective Date and related matters such as the filing of tax returns and the conduct of audits and other tax proceedings.

                                  ARTICLE VIII

                                   CONDITIONS

        8.1 Conditions to Obligations of GulfMark. The obligations of the GulfMark to consummate the Distribution hereunder shall be subject to the fulfillment of each of the following conditions:

                 (a) All of the transactions contemplated by Article II shall have been consummated.

                 (b)      The recapitalization of Spinco in accordance with
        Section 3.2 shall have been consummated.

                 (c) Each condition to the Closing of the Merger Agreement set forth in Article VI thereof, other than conditions as to the consummation of the Contribution and the Distribution, shall have been fulfilled or waived by the party for whose benefit such condition exists.

                 (d) The Board of Directors of GulfMark shall be reasonably satisfied that, after giving effect to the Contribution, (i) GulfMark will not be insolvent and will not have unreasonably small capital with which to engage in its businesses and (ii) the GulfMark surplus would be sufficient to permit, without violation of Section 170 of the DGCL, the Distribution.

                                   ARTICLE IX

                                 MISCELLANEOUS

        9.1 Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall be governed by the laws of the State of Texas, without regard to conflict of laws principles.

        9.2 Arbitration. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 9.2. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by Spinco and one to be appointed by EVI within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States

District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days. Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 9.2, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

        Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrator's award:

                 (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party;

                 (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitration arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum;

                 (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby.

        9.2 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                 If to Spinco:
                                  GulfMark International, Inc.
                                  5 Post Oak Park, Suite 1170
                                  Houston, Texas 77027
                                  Attn: Frank R. Pierce
                                  Telephone: (713) 963-9522
                                  Facsimile: (713) 963-9796


                 with a copy to:
                                  Griggs & Harrison, P.C.
                                  1301 McKinney, Suite 3200
                                  Houston, Texas   77010
                                  Attn:  W. Garney Griggs
                                  Telephone:  (713) 651-0600
                                  Facsimile:  (713) 651-1944

                 If to GulfMark or EVI:

                                  Energy Ventures, Inc.
                                  5 Post Oak Park, Suite 1760
                                  Houston, Texas 77027
                                  Attn: Bernard J. Duroc-Danner
                                  Telephone: (713) 297-8400
                                  Facsimile: (713) 297-8488

                 and with a copy to:

                                  Fulbright & Jaworski L.L.P.
                                  1301 McKinney, Suite 5100
                                  Houston, Texas 77010-3095
                                  Attn:  Curtis W. Huff
                                  Telephone:  (713) 651-5151
                                  Fax:  (713) 651-5246

        9.4 Entire Agreement. This Agreement, including the Schedules, Exhibits and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        9.5 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

        9.6 Governing Law. The parties agree that the laws of the State of Texas (without giving effect to the principles of conflicts of laws thereof) shall govern the interpretation and enforcement of this Agreement and all disputes arising under or in connection with this Agreement.

        9.7      Binding Effect; Assignment; No Third Party Benefit.

                 (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                 (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Spinco, GulfMark, EVI, and the EVI Indemnified Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        9.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        9.9 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

        9.10 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

        9.11 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

        9.12 Descriptive Headings. The descriptive headings herein are inserted or convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

        9.13 Currency. All dollar amounts in this Agreement are stated in United States dollars.

                       [signatures of the following page]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

GULFMARK:                              GULFMARK INTERNATIONAL, INC.


                                       By: /S/ FRANK R. PIERCE
                                          --------------------------------
                                       Name: FRANK R. PIERCE
                                       Title: EXECUTIVE VICE PRESIDENT



SPINCO:                                NEW GULFMARK INTERNATIONAL, INC.


                                       By: /S/ FRANK R. PIERCE
                                          -------------------------------
                                       Name: FRANK R. PIERCE
                                       Title: EXECUTIVE VICE PRESIDENT



EVI:                                   ENERGY VENTURES, INC.


                                       By: /S/ JAMES G. KILEY
                                          -------------------------------
                                       Name: JAMES G. KILEY
                                       Title: VICE PRESIDENT

        As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules with this Exhibit No. 2.3. Listed below is a brief description of the omitted schedules. The Company agrees to furnish supplementally a copy of any of such omitted schedules to the Commission upon request.


Schedules
---------

1.4(f)  Corporate Office Assets
1.4(g)  Louisiana Assets, Other Than Inventory and Equipment
1.5(e)  List of Properties Previously Owned
1.30    List of GulfMark Subsidiaries Owned Now or Previously
1.43    List of Retained Liabilities